EX-28.h.15

EXECUTION

AMENDMENT TO

TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT

THIS AMENDMENT is made as of the 6th day of August, 2024 (the Effective Date), by and between each Portfolio (hereinafter each a Fund and collectively the Funds as applicable) listed on Schedule B hereto (as such Schedule is amended from time to time) and BNY Mellon Investment Servicing (US) Inc., a New York corporation authorized to do a banking business having its principal office and place of business at 240 Greenwich Street, New York, New York 10286 (the Bank).

WHEREAS, the Funds and the Bank are parties to that certain Transfer Agency and Shareholder Services Agreement dated as of February 20, 2016 (the Agreement), pursuant to which the Funds have appointed the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities with respect to shares of each of its series (each a Series); and

WHEREAS, the Funds and the Bank desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  The Agreement is hereby amended as of the Effective Date by adding the following Series, each as a party to the Agreement:

Global Opportunities Fund

2.  The Agreement is hereby amended as of the Effective Date by deleting Schedule B to the Agreement in its entirety and replacing it with Schedule B as attached hereto.

3.  The Funds and the Bank hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Agreement

4.  Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5.  The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by Electronic Signature, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

BRIDGEWAY FUNDS, INC., ON BEHALF OF ITSELF AND EACH SERIES LISTED ON SCHEDULE B

By:	/s/ Deborah Hanna
Name: Deborah Hanna
Title: Treasurer

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jessica Strub
Name: Jessica Strub
Title: Relationship Manager

SCHEDULE B

Portfolios

Aggressive Investors 1 Fund

Ultra Small Company Fund

Ultra Small Company Market Fund

Small Cap Value Fund

Managed Volatility Fund

Omni Small Cap Value Fund

Global Opportunities Fund

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